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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-87358) pertaining to the Amended and Restated Stock Option Plan of MSN Holdings, Inc. and the MSN Holdings, Inc. 2001 Stock Incentive Plan of Medical Staffing Network Holdings, Inc. of our report dated October 14, 2002 (except for Note 11, as to which the date is December 20, 2002 and the penultimate paragraph of Note 7, as to which the date is November 8,
2002), with respect to the financial statements of Travel Nurse International for the year ended March 31, 2002, included in MSN Holdings, Inc.'s Current Report on Form 8-K/A dated March 7, 2003.

                                    /s/ Ernst & Young LLP

Miami, Florida
March 1, 2003